SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

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                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 20, 1999



                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



          Delaware                       1-9494                 13-3228013
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
     incorporation)                                       Identification Number)


 727 Fifth Avenue, New York, New York                       10022
  (Address of principal executive offices)                (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000

Item 5.  Other Events.

(a)  Two-for-one Stock Split

         On May 20, 1999, a majority of the holders of Registrant's issued and outstanding Common Stock voted in person or by proxy at Registrant's Annual Meeting of Stockholders to approve a proposed amendment to Registrant's Restated Certificate of Incorporation increasing the number of authorized shares of Registrant's Common Stock from 60,000,000 to 120,000,000. On that same date, Registrant's Board of Directors resolved to effect a two-for-one split of Registrant's Common Stock, such split to be effected by a share distribution (stock dividend) on July 21, 1999 (the "Payment Date") to holders of record on June 23, 1999 (the "Record Date"). The amendment to Registrant's Certificate of Incorporation is expected to become effective on or about May 21, 1999 on filing with the Secretary of State for the State of Delaware, and the aforementioned stock split is subject to such amendment becoming effective.

(b)  Declaration of Increased Dividend

         On May 20, 1999, Registrant's Board of Directors further resolved to pay a cash dividend of $.12 per share on the Payment Date to holders of record on the Record Date. This cash dividend will be payable on the Payment Date only in respect of shares issued and outstanding on the Record Date and not in respect of shares distributed to effect the aforementioned stock split. On a pre-split basis, this represents a 33% increase in Registrant's quarterly dividend. Registrant's Board of Directors also resolved that future quarterly cash dividends, subject to declaration in each instance, shall be payable at the rate of $.06 on each of the issued and outstanding shares of Registrant's Common Stock, including shares issued to effect the aforementioned stock split.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  TIFFANY & CO.

                                  /s/ Patrick B. Dorsey
                         BY:      _____________________________________
                                  Patrick B. Dorsey
                                  Senior Vice President, General Counsel
Date: May 20, 1999                and Secretary